UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Genesco, Inc.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. VIII

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND WHITE

4010 PARTNERS, LP

4010 GENERAL PARTNERS, LLC

4010 CAPITAL, LLC

STEVEN E. LITT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”) (together with certain of its affiliates, “Legion Partners”) and 4010 Capital, LLC, a Delaware limited liability company (together with certain of its affiliates, “4010 Capital”), together with the other participants named herein (collectively, the “Shareholder Group”), may make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card in the event the Shareholder Group nominates directors for election to the Board of Directors of Genesco Inc., a Tennessee corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 30, 2018, Value Investor Insight published the following interview with members of Legion Partners regarding the Company:

The secular backdrop wouldn’t appear quite as healthy for your next idea, retail holding company Genesco [GCO].

Ken Kempf: The company primarily runs four retail brands. Journeys sells teen footwear. Lids is a retailer of sports-licensed merchandise with a focus on caps. Johnston & Murphy is a well-known men’s footwear brand sold at wholesale and retail. The fourth is Schuh, which is a specialty footwear retailer in the U.K., Ireland and Germany.

There are a number of challenges facing the business. With 95% of their stores located in malls, all the brands are impacted by reduced shopper traffic as consumers shift to buying online. Lids is dealing with an aggressive competitor in Fanatics, and with reduced demand for National Football League merchandise. There have been operational missteps at Journeys, where segment EBITDA has declined more than 30% over the past two years. All of this has had a negative impact on revenues and profit margins, and returns on invested capital have declined from 15% in 2013 to 6% currently.

In response, management is pursuing an operating-cost savings program they expect to yield $35-40 million in annual savings over time, which would equate to up to 25% of the latest twelve months’ EBITDA. The company is rationalizing the store base with a focus on reducing rent expenses as leases expire. In most malls they’re able to negotiate 15-20% rent reductions upon renewal, which will add up as 1,300 store leases expire over the next three years. Capital expenditures are also being reduced, from nearly $130 million last year to around $75 million this year.

Is there more you think should be done?

KK: Our basic view is that as long as the sum-of-the-parts value of the individual brands is not being reflected in the market value of the company that management should actively pursue selling off pieces of the business to the highest bidder. We aren't opposed to the recently announced decision to run a sales process for Lids, but we don’t think any options should be off the table. It's likely the best option for bridging the valuation disconnect would be through initiating a similar process for Johnston & Murphy and Schuh.

For any ongoing businesses we believe the company can be more aggressive in closing unproductive stores, improving inventory turnover, further reducing capital spending, and prioritizing the return of capital to shareholders. As always, we’re also looking to make sure compensation plans fully reflect new strategic and operational goals.

How inexpensive do you consider the shares at a recent price of $40.60?

KK: We value the company on a sum-of-parts basis. Johnston & Murphy as a vertically integrated branded-footwear business in our opinion deserves a premium valuation. At 10x estimated 2018 EV/EBITDA, it would be worth $10 per share. Assuming 8x EV/EBITDA, in line with peer companies in Europe, Schuh would be worth $13.50 per share. Given the underlying value of real estate and inventory, we believe Lids could be worth $10 per share in a sale. Finally, with a 5x EV/EBITDA multiple on Journeys and the remaining corporate overhead, that adds another $17.50 in value. Subtracting net debt, but adding back $10 per share of value for the announced cost-reduction program, we arrive at an estimated share value of close to $60.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Legion Partners Holdings, LLC, a Delaware limited liability company (together with certain of its affiliates, “Legion Partners”) and 4010 Capital, LLC, a Delaware limited liability company (together with certain of its affiliates, “4010 Capital”), together with the other participants named herein (collectively, the “Shareholder Group”), may make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card in the event the Shareholder Group nominates directors for election to the Board of Directors of Genesco Inc., a Tennessee corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

LEGION PARTNERS AND 4010 CAPITAL ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT http://www.sec.gov. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Legion Partners Holdings, Legion Partners, L.P. I, a Delaware limited partnership (“Legion Partners I”), Legion Partners, L.P. II, a Delaware limited partnership (“Legion Partners II”), Legion Partners Special Opportunities, L.P. VIII, a Delaware limited partnership (“Legion Partners Special VIII), Legion Partners, LLC, a Delaware limited liability company (“Legion Partners LLC”), Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners Asset Management”), Christopher S. Kiper, Raymond White, 4010 Partners, LP a Delaware limited partnership (“4010 Partners”), 4010 General Partner, LLC, a Delaware limited liability company (“4010 General Partner”), 4010 Capital, LLC, a Delaware limited liability company (“4010 Capital”), and Steven E. Litt.

As of the date hereof, Legion Partners Holdings beneficially owns 100 shares of common stock of the Company (“Common Stock”) in record name. Legion Partners I beneficially owns 732,087 shares of Common Stock, and Legion Partners II beneficially owns 33,020 shares of Common Stock. Legion Partners Special VIII beneficially owns 268,427 shares of Common Stock. As the general partner of each of Legion Partners I, Legion Partners II and Legion Partners Special VIII, Legion Partners LLC may be deemed to beneficially own the 732,087 shares held directly by Legion Partners I, the 33,020 shares held directly by Legion Partners II, and the 268,427 shares held directly by Legion Partners Special VIII. As the investment advisor of each of Legion Partners I, Legion Partners II, and Legion Partners Special VIII, Legion Partners Asset Management may be deemed to beneficially own the 732,087 shares held directly by Legion Partners I, the 33,020 shares held directly by Legion Partners II, and the 268,427 shares held directly by Legion Partners Special VIII. As the sole member of Legion Partners Asset Management and sole member of Legion Partners LLC, Legion Partners Holdings may be deemed to beneficially own the 732,087 shares held directly by Legion Partners I, the 33,020 shares held directly by Legion Partners II, and the 268,427 shares held directly by Legion Partners Special VIII. As managing directors of Legion Partners Asset Management and managing members of Legion Partners Holdings, each of Messrs. Kiper and White may be deemed to beneficially own the 100 shares held directly by Legion Partners Holdings, the 732,087 shares held directly by Legion Partners I, the 33,020 shares held directly by Legion Partners II and the 268,427 shares held directly by Legion Partners Special VIII.

As of the date hereof, 4010 Partners beneficially owned 35,000 shares of Common Stock. As of the general partner of 4010 Partners, 4010 General Partner may be deemed to beneficially own the 35,000 shares held directly by 4010 Partners. As the investment manager to 4010 Partners, 4010 Capital may be deemed to beneficially own 35,000 shares held directly by 4010 Partners. As the managing member of 4010 General Partner, Mr. Litt may be deemed to beneficially own the 35,000 shares held directly by 4010 Partners.